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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

                                                                Jurisdiction
Subsidiaries Name                                               of Incorporation
-----------------                                               ----------------
Helm Ventures, Inc.                                             Delaware
  Core Capital, Inc.                                            Delaware

Mezzanine Financial Corp.                                       Delaware

Teletrak Advanced Technology                                    Delaware
  Systems, Inc.

All the entities listed above are significant subsidiaries of the Company or a significant subsidiary of a subsidiary of the Company. Certain subsidiaries considered insignificant for the year covered by this report have been omitted.